Exhibit 4.37
[Unofficial Translation]

DEED OF TRUST
made and entered into at Tel Aviv on the 19th day of May 2009

Between:
BLUE SQUARE REAL ESTATE LTD.
of 2 Ha’amal Street, Rosh Ha’ayin
Telephone: 03-9282670/1
Fax: 03-9282498
(hereinafter: “the Company”)
of the one part;

And:
HERMETIC TRUST (1975) LTD.
of 113 Hayarkon Street, Tel Aviv
Telephone: 03-5272272
Fax: 03-5271736
(hereinafter:  “the Trustee”)
of the other part;

WHEREAS:
The board of directors of the Company decided on May 18, 2009 to offer the public, by way of a shelf prospectus which the Company will publish in May 2009 (hereinafter: “the Prospectus” or “the Shelf Prospectus”), a series of Debentures (Series C) having an overall par value of up to NIS 500,000,000, a series of Debentures (Series D) having an overall par value of up to NIS 500,000,000 a series of Debentures (Series E) having an overall par value of up to NIS 500,000,000, a series of Debentures (Series F) having an overall par value of up to NIS 500,000,000, a series of Debentures (Series G) having an overall par value of up to NIS 500,000,000 convertible into ordinary shares of the Company, a series of Debentures (Series H) having an overall par value of up to NIS 500,000,000 convertible into ordinary shares of the Company, all in the manner and on the conditions that will be stipulated in this Deed of Trust; and

WHEREAS:	The Trustee is a company limited by shares which was incorporated in Israel in February 1995 in accordance with the Companies Ordinance, whose main object is to engage in trusteeships; and

WHEREAS:
The Trustee has declared that there is no bar or impediment under the Securities Law, 5728-1968, or any other law, to its entering into this Deed of Trust with the Company and that it complies with the qualification requirements and conditions prescribed in the Securities Law to serve as a trustee for the issue of the Debentures that are the subject matter of the Prospectus; and

WHEREAS:
The Company has made a request to the Trustee to serve as trustee for the holders of the Debentures (Series C-H), and the Trustee has agreed thereto, all subject to and in accordance with the terms and conditions of this Deed of Trust;

Now therefore it is agreed, declared and stipulated between the parties as follows:

1.	Preamble, interpretation and the definitions

1.1	The preamble to this Deed of Trust and the appendices attached hereto form a fundamental and integral part hereof.

1.2
The division of this Deed of Trust into clauses and the insertion of headings to the clauses has been done for the sake of caution and as place-finders only, and no use shall be made thereof for purposes of interpretation.

1.3
Everything stated in this clause in the plural shall also include the singular and vice versa, and everything in the masculine gender shall also include the feminine, and vice versa, and anything relating to a person shall also include a body corporate, wherever there is no express and/or implied provision to the contrary in this Deed and/or unless the content and the context otherwise dictates.

1.4
In this Deed of Trust and in the Debentures (Series C to H) the following expressions will have the meanings set opposite them, unless a different meaning is to be inferred from the content or the context:

“This Deed” or “the Deed of Trust”	This Deed of Trust including the appendices attached hereto which form an integral part hereof;

“The Offering Report” or “the Shelf Offering report”	As defined in Paragraph 2.1 of the Prospectus;

“The Prospectus”	A shelf prospectus the Company will publish in May 2009, inter alia in respect of the issue of the Debentures (Series C-H);

“The Debentures”	The Debentures (Series C-H) of the Company, which will be issued in accordance with the Prospectus and which are in circulation at the time in question;

“The Trustee”	Hermetic Trust (1975) Ltd. and/or whoever serves from time to time as trustee for the holders of the Debentures in accordance with this Deed;

“Register”	A register of holders of the Debentures of each of the series C-H as stated in the First Schedule to this Deed;

“Debenture holders” and/or “holders of the Debentures”
The persons whose names are registered for the time being in the register of holders of the Debentures of each of the series C to H and in the case of several joint holders, the joint holder whose name stands first in the register;

“Debenture certificate”	In respect of each of the aforesaid series of Debentures – a debenture certificate the wording of which appears in the First Schedule to this Deed;

“The Law” or “the Securities Law”	The Securities Law, 5728-1968 and the regulations pursuant thereto, as in force from time to time;

“Principal”	The par value of the Debentures of the relevant series that are in circulation, which has not yet been repaid;

“Trading day”	A day on which the banks in Israel are open for the execution of transactions;

“The Stock Exchange”	The Tel Aviv Stock Exchange Ltd.;

“Business day” or “banking business day”	Any day on which most of the banks in Israel are open for the execution of transactions with the public;

“The Offering Report”
A shelf offering report that will be prepared and published in accordance with the provisions of Section 23A(f) of the Securities Law, 5728-1968, in which all the special conditions for the offer of each of the series of the Debentures offered pursuant to the Prospectus will be completed, including the composition of the units offered, in accordance with the provisions of any law and in conformity with the regulations and directives of the Stock Exchange, as in force for the time being;

“The Nominee Company”	Bank Hapoalim Nominee Company Ltd.;

“The Stock Exchange Clearing House”	The Tel Aviv Stock Exchange Clearing House Ltd.

2.	Issue of the Debentures and applicability of the Deed of Trust

The Company will issue shares in accordance with the Prospectus as follows:

2.1
Up to four series of registered Debentures (Series C to F), where of each of the series of Debentures will have an overall par value of up to NIS 500,000,000, repayable (principal) in a number of installments which shall not be less than one and not more than fifteen (15) annual installments, or which shall not be less than one installment and shall not exceed thirty (30) half-yearly installments, payable at the times as set forth in the Offering Report, as will be described in the Offering Report, pursuant to which each of the aforesaid series will first be offered; the indexation basis (or absence of indexation) and the type of interest the principal amount of Debentures of each of the aforesaid series that will be issued will bear shall be specified in the Offering Report pursuant to which each of the aforesaid series is first issued.  The rate of interest the principal amount of the Debentures of each of the aforesaid series that will be issued in accordance with the Prospectus will bear, or the margin above or below the base interest the principal amount of the Debentures of each of the aforesaid Debentures will bear, as the case may be, will be specified in the Offering Report or will be fixed in a tender pursuant to which the initial offering of the Debentures of that series will be made.  The interest in respect of the Debentures of each of the aforesaid series will be payable each year in one annual payment or in two half-yearly payments or in four quarterly payments, as will be specified in the Offering Report pursuant to which each of the aforesaid series is initially offered.  The dates and number of repayments of principal, the indexation basis (or absence of indexation), the type of interest, the rate of interest or the manner for fixing it and the times for payment of interest on the Debentures of each of the aforesaid series, will be fixed by the Company immediately prior to the initial offering of the Debentures of the relevant series.

2.2
Up to two series of registered convertible Debentures (Series G to H), where each of the series of Debentures will have an overall par value of NIS 500,000,000, repayable (principal) in a number of payments which shall not be less than one payment and shall not exceed fifteen (15) annual payments, or which shall not be less than one payment and shall not exceed thirty (30) half-yearly payments, payable at the times as set forth in the Offering Report, all as will be described in the Offering Report, pursuant to which each of the aforesaid series will be initially offered (“the Convertible Debentures”); the indexation basis (or absence of indexation) and the type of interest the principal of each of the series of Convertible Debentures that will be issued will bear shall be specified in the Offering Report pursuant to which each of the series of Convertible Debentures of is initially offered; the rate of interest the principal each of the series of Convertible Debentures that will be issued in accordance with the Prospectus will bear, or the margin above or below the base interest the principal of the Debentures of each of the aforesaid series will bear, as the case may be, will be specified in the Offering Report or will be fixed in a tender pursuant to which the initial offering of the Debentures of that series will be made; the interest in respect of the Debentures of each of the aforesaid series will be paid each year in one annual payment or in two half-yearly payments or in four quarterly payments, as will be described in the Offering Report pursuant to which each of the aforesaid series is initially offered.  The times and number of repayments of principal, indexation basis (or absence of indexation), the type of interest, the rate of interest or the manner for fixing it and the times for payment of interest on the Debentures of each of the aforesaid series, will be decided by the Company immediately prior to the initial offering of Debentures of the relevant series, as will be specified in the Offering Report pursuant to which each such series is initially offered (“the Initial Offering of the Convertible Debentures”); the Convertible Debentures of each of the series will be convertible into ordinary shares of NIS 1 par value each of the Company, on any trading day commencing from the date of their listing for trading on the Stock Exchange and up to a number of days before the end of the period of the Debentures of that series, save and except a number of days prior to the effective date for partial redemption in accordance with the directives of the Stock Exchange and up to the date on which the partial redemption is effected, with this being at a conversion rate that will be fixed in the shelf offering report, subject to adjustments as stated in Paragraph 2.12.2.6B of the Prospectus, in such manner and on such conditions as will be set forth in the first Offering Report of Convertible Debentures of that series, in accordance with the fixing of such details by the Company immediately prior to the Initial Offering of the Convertible Debentures of the relevant series.

Upon the first issue to the public of Debentures of any of the abovementioned series (Series C to H), the Company will issue the appropriate debenture certificate (including the conditions recorded on the reverse side thereof) in accordance with the appropriate wording which is attached as a first schedule to this Deed, in which all the particulars relevant to the Debentures of that series are completed.

The provisions of this Deed of Trust will apply to the Debentures that will be issued as aforesaid in accordance with the Prospectus and which will be held from time to time by the public, unless otherwise stated.  For purposes of this Deed of Trust, “public” means – any person who holds a debenture (of Series C to H).

3.	Conditions of the issue; purchase by the Company and additional issues

3.1
The Company will issue the Debentures under the conditions as set forth in the Prospectus, in the Offering Report and in the Debentures.  The Company will be entitled to issue additional series of debentures of different classes, whether same rank prior to the conditions of the Debentures pursuant to the Prospectus, are equal or inferior thereto.

3.2
The Company reserves the right to buy debentures of this issue on the open market at any time, whether on or off the Stock Exchange, at any price it may deem fit, without prejudicing the obligation for repayment as described above.  In the case of such purchase by the Company, the Company will give notice to that effect in an immediate report, a copy of which shall be delivered to the Trustee.  The debentures that will be bought by the Company will be cancelled and will be expunged from trading on the Stock Exchange, and the Company will not be entitled to reissue same.

3.3
A company under the control of the Company, the controlling shareholders in the Company and/or companies under the control of the controlling shareholders in the Company (hereinafter: “Related Holders”) are entitled at any time to buy and/or sell Debentures at any price they may deem fit, and to sell same accordingly.  In the case of a purchase and/or sale as aforesaid, the Company shall deliver an immediate report/notice to that effect to the Trustee, upon it becoming aware of the fact.  The Debentures which are held as aforesaid by a Related Holder will be deemed to be an asset of the Related Holder, and will not be expunged from trading on the Stock Exchange.  Debentures which are held as aforesaid will not confer voting rights at meetings of debenture holders and will not be taken into account for purposes of determining the presence of a quorum at such meetings.

At the time a meeting of debenture holders is held, the Trustee shall examine the existence of conflicting interests of holders of debenture certificates generally, according to the circumstances of the case.  The Company and the Trustee will take steps to convene class meetings of debenture holders in accordance with the provisions of any law, decided cases, provisions of the Securities Law and the regulations and directives that have been issued pursuant thereto, as the Trustee shall direct.  There is a presumption that Related Holders have conflicting interests.  In the case in which any of the Related Holders holds Debentures of any series, there will be a necessity for class meetings of debenture holders in a manner whereby one of the classes of meetings will be a group that does not include Related Holders.

The Trustee may, in its sole discretion, determine that a resolution requiring approval of debenture holders of any series does not require a meeting of a particular class (including the Trustee being entitled to decide that it does not require the convening of a meeting of Related Holders) or that such meeting will not be called.

3.4
The Company may at any time, subject to any law, including in a period up to the date of final redemption of the Debentures of a particular series, issue additional Debentures of the same series (whether by way of a private placement, or in the framework of a prospectus or pursuant to a shelf offering report) at such price and in such manner as the Company shall deem fit, including a different discount rate or premium than other issues made of the same series, provided that it gives notice to that effect to the debenture holders and to the Trustee of such series.  The Debentures which will be issued in the first offering of the Debentures of that series pursuant to the Prospectus and additional Debentures of the same series that will be issued (if any) pursuant to this clause will (from the time of their issue) constitute one series for all intents and purposes, and the Deed of Trust for that series will also apply with respect to additional Debentures as aforesaid that may be issued by the Company.  In the case of an increase of a series of Debentures forming part of Series C to H, the Trustee will have the right to demand an increase in its remuneration proportionate to 50% of the extent of the enlarged series, and by contracting under this Deed the Company gives its consent in advance to an increase in the Trustee’s remuneration as aforesaid.  The Company will apply to the Stock Exchange requesting to list the additional debentures for trading on the Stock Exchange.

3.5
The Company may at any time, without requiring the consent of the Trustee and/or the consent of the debenture holders, issue additional series of Debentures, whether same confer a right of conversion into shares of the Company or do not confer such right, and on such conditions with regard to redemption, interest, indexation, ranking for repayment in the event of a winding-up and other conditions as the Company shall deem fit, whether such conditions are more favorable than the conditions of the Debentures offered pursuant to this Prospectus, equal or inferior thereto.  This right which the Company has does not exempt the Trustee from examining such issue, wherever such obligation is imposed by law on the Trustee, and it does not derogate from the rights of the Trustee and of a meeting of debenture holders pursuant to this Deed, including their right to make the Debentures immediately due and payable as stated in Clause 7.2 or 7.3 below.

The Company will notify the Trustee, and the Trustee will notify the debenture holders, about the issue of such Debentures.

It is clarified that if at the time of a shelf offering report the Trustee serves as a trustee for an additional series Debentures of the Company and/or the shelf offering report relates to more than one series of Debentures, the possibility of the Trustee serving as a trustee for the additional series of Debentures, or any of them, will be examined both by the Company and by the Trustee, and subject to the directive of the Securities Authority and/or the law which applies at such time.  If a different trustee is appointed for any of series of Debentures as a result of the foregoing, the particulars of such trustee will be described in the framework of the relevant offering report.

3.6	Nothing contained in this clause above shall in itself oblige the Company or the debenture holders to buy Debentures or to sell the Debentures held by them.

3.7	The Company reserves the right to make early repayment of the Debentures upon the fulfillment of the conditions set forth in Clause 6 of this Deed.

4.	The Company’s obligations

The Company hereby undertakes to pay all amounts of principal, interest and indexation differences that will be payable pursuant to the terms and conditions of the Debentures, and to comply with all the remaining conditions and obligations imposed on it in accordance with the conditions of the Debentures and pursuant to this Deed.

5.	Securing of the Debentures

5.1
The Debentures that will be offered pursuant to the shelf offering reports in the framework of the Prospectus may be and may not be secured by any encumbrance.  In a case in which the Debentures are secured by any collateral, the Trustee’s remuneration will be increased in accordance with the provisions of Clause 3.4 above.

The Company reserves the right to create collateral security in favor of holders of the Debentures that may be issued in accordance with the Shelf Prospectus.  Details about the mechanism for securing the Debentures that will be issued in accordance with the Shelf Prospectus, to the extent that they are secured by collateral, will be outlined in the framework of the relevant shelf offering report, and the conditions for the amendment to the Deed of Trust that is required by virtue of the addition of collateral security as aforesaid will be such that shall be agreed in advance with the Trustee.

For the avoidance of doubt it is clarified that there shall be no obligation on the Trustee to examine, and at the date of issue of a series from the shelf the Trustee has in practice not examined and will not examine, the necessity for providing collateral security to secure the payments to the debenture holders, and the Trustee will not examine the economic value of the collateral security that will be provided (if any) to secure the payment to the debenture holders.  Likewise the Trustee will not be required to carry out, and in practice the Trustee has not carried out, a financial, accounting or legal due diligence examination regarding the state of the business of the Company and/or the subsidiaries, and will not carry out such examination at the time of issue of a series from the shelf.  By entering into this Deed of Trust, and by it agreeing to serve as trustee for the debenture holders, the Trustee is not expressing its opinion, whether expressly or impliedly, with regard to the Company’s ability to meet its obligations to the debenture holders.  Nothing in the foregoing shall derogate from the duties and obligations of the Trustee according to law and/or under the Deed of Trust, including there being nothing which derogates from the Trustee’s obligation (to the extent that such obligation applies to the Trustee according to any law) to examine the effect of changes in the Company from the date of the Prospectus onwards, where such changes could adversely affect the Company’s ability to meet its obligations to the debenture holders.  Nothing in the foregoing shall derogate from the duties and obligations of the Trustee according to law and/or according to the Deed of Trust.

5.2
The Company will be entitled to sell, let under leasehold, assign, make over, encumber or otherwise dispose of all and/or part of its assets, in favor of whomever it deems fit, without any limitation, and at any ranking, including for securing series of debentures or other obligations, and without the necessity for the consent of the Trustee or the debenture holders and without it being obliged to notify the Trustee about the creation of such encumbrances.

5.3
The Debentures will rank pari passu amongst themselves in connection with the Company’s obligations pursuant to the Debentures of that series, and without one series having a right of priority or preference over another.

6.	Early redemption of the Debentures

6.1	Early redemption due to delisting from trading

After the Debentures have been listed for trading on the Stock Exchange, and if and to the extent that after such listing for trading it is decided by the Stock Exchange on the delisting of the Debentures which are not convertible due to a decline in the value of the series of Debentures below the amounts specified in the Stock Exchange directives or of the delisting of the Convertible Debentures due to a decline in the value of the public’s holdings below the amount specified in the Stock Exchange directives as aforesaid, the Company will be entitled to allow early redemption of the Debentures (Series C to H).  Unless the Company gives notice to the contrary in the shelf offering report pursuant to which a particular series of Debentures forming part of the series (C to H) is offered for the first time, the Company will not allow such early redemption of the series due delisting as aforesaid.

If the Company elects to allow redemption of the Debentures of the aforesaid series (C to H), the Company will act as follows:

6.1.1
Within 45 days from the date of the decision by the board of directors of the Stock Exchange, the Company will give notice about the date of early redemption on which the holder of Debentures will be entitled to redeem same.  The Company will pay the holder the principal and the interest which has accrued up to the date of actual redemption.

Notice regarding the date of early redemption will be published in an immediate report and also in two widely-circulating Hebrew dailies in Israel and shall be delivered in writing to all the registered debenture holders.

6.1.2
The date of early redemption that will fall with respect to Debentures that are not convertible (Series C to F) not earlier than 17 days from the date of publication of the notice, and with respect to the Convertible Debentures (Series G to H) not earlier than 30 days from the date of publication of the notice, and with respect to all the series of Debentures not later than 45 days from the aforesaid date, but not during the period between the date fixed for payment of interest and the date of actual payment thereof.

6.1.3
At the time of early redemption the Company will redeem the Debentures which the holders thereof have requested to redeem, according to the balance of the par value thereof plus indexation differences and the interest that has accrued on the principal up to the date of actual redemption (calculation of the interest shall be made on a basis of 365 days in the year).

Fixing of a date for early redemption as aforesaid does not prejudice the redemption rights specified in the Debentures or the rights of conversion of the Convertible Debentures, for any of the debenture holders who do not redeem the Debentures at the time of early redemption as aforesaid, but the Debentures will be delisted and the tax implications arising from this will apply to them.

Early redemption of the Debentures as aforesaid will not confer the right to payment of interest in respect of the period subsequent to the date of redemption on any person who held the Debentures that were redeemed as aforesaid.

6.2	Early redemption on the Company’s initiative

The Company will be entitled to make the Debentures of any of the Series C to H, which will be offered pursuant to the offering report and in accordance with the Shelf Prospectus subject to early redemption, on such terms and conditions, price, mechanism, timetable and the remaining conditions that are specified in the Stock Exchange directives as in force for the time being, as shall be specified in the first offering report of the Debentures of the relevant series.

7.	Immediate repayment

7.1	On the occurrence of one or more of the events enumerated below:

7.1.1	If the Company does not pay any amount that is due from it in connection with the Debentures within 30 days after the due date for payment thereof has arrived.

7.1.2
If a provisional liquidator has been appointed by a court, or a valid resolution has been passed for the winding-up of the Company (save and except a winging-up for purposes of merging with another company and/or a change in the Company’s structure), and such appointment or such decision has not been set aside within 20 business days from the date on which it was granted.

7.1.3	If an attachment is imposed on material assets of the Company, in whole or in part, and the attachment is not removed within 60 days from the date on which it was imposed.

7.1.4	An Execution Office operation is executed against a material asset of the Company, in whole or in part, and the operation is not set aside within 60 days.

7.1.5	If a receiver is appointed for the Company and/or for its material assets, in whole or in part, and the appointment is not set aside within 60 days.

7.1.6	If the Company ceases payments on the Debentures and/or gives notice of its intention to cease payments on the Debentures.

7.1.7	If the Company ceases to continue to engage in and/or conduct its businesses and/or gives notice of its intention to cease continuing to engage in its businesses and/or the conduct thereof.

7.1.8	If another series of debentures the Company has issued has been made immediately due and payable.

7.1.9
If a stay of proceedings order is granted under Section 350 of the Companies Law, 5759-1999 against the Company, and such order is not set aside within 60 (sixty) days from the date of commencement thereof.

7.1.10
If an application is lodged in relation to the Company for the making of an arrangement with the Company’s creditors pursuant to Section 350 of the Companies Law, 5759-1999, or if a stay of proceedings order is granted against the Company in accordance with the aforesaid section, and the application or the order has not been withdrawn or set aside within 60 days from the date of filing or the date of grant thereof, as the case may be.

7.1.11	If the Company is liquidated or expunged for any reason.

7.1.12
If a genuine fear exists that the Company will cease payments on the Debentures and/or will cease to continue its businesses and/or be due to cease continuing its businesses and/or a material fear exists that it will cease conducting its business.

7.1.13	Upon the occurrence of any event that constitutes material prejudice and/or could cause material prejudice to the rights of the holders of Debentures of that series.

The provisions of Clauses 7.2 or 7.3 below will apply as the case may be.

For purposes of this clause “material asset” means – an asset the value of which in the Company’s books exceeds 25% of the Company’s equity capital according to the last consolidated financial statements (audited or reviewed), which were published prior to the date of the event.

7.2	Upon the occurrence of any of the events noted in Clauses 7.1.1 to 7.1.11 above (inclusive):

7.2.1
The Trustee will be obliged to call a meeting of debenture holders the date for convening of which will be after 30 days from the date of calling thereof (or an earlier date in accordance with the provisions of Clause 7.2.4 below), whose agenda shall contain a resolution regarding the making of the entire unpaid balance of the Debentures immediately due and payable by virtue of the occurrence of one of the events mentioned in Clauses 7.1.1 to 7.1.11 above (inclusive).

7.2.2
In the event that up to the date of convening of the meeting any of the events described in Clauses 7.1.1 to 7.1.11 above (inclusive) has not been set aside or removed, and the resolution at such meeting of debenture holders is passed as a special resolution (as defined in the Second Schedule to this Deed), the Trustee will be obliged, within a reasonable time, to make the entire unpaid balance of the Debentures immediately due and payable.

7.2.3
A copy of a notice calling such meeting shall be sent by the Trustee to the Company immediately upon publication of the notice and it shall constitute prior written warning notice to the Company of the Trustee’s intention to act as aforesaid.

7.2.4
The Trustee may, in its discretion, shorten the aforesaid period of 30 days (as mentioned in Clause 7.2.1 above) in a situation in which the Trustee is of the opinion that any delay in making the Company’s debt due and payable endangers the rights of the debenture holders, but under no circumstances shall the aforesaid period be shortened to less than 7 days.

7.3	On the occurrence of any of the events described in Clauses 7.1.12 to 7.1.13 above (inclusive):

7.3.1
Each of the debenture holders and the Trustee will be entitled, but not obliged, to call a meeting of debenture holders, the date for convening of which shall be after 30 days from the date on which it was called (or an earlier date in accordance with the provisions of Clause 7.3.4 below), whose agenda shall contain a resolution regarding the making of the entire unpaid balance of the Debentures immediately due and payable by virtue of the occurrence of any of the events mentioned in Clauses 7.1.12 to 7.1.13 above (inclusive).

7.3.2
In a case in which a resolution is passed at a meeting of debenture holders as referred to in Clause 7.3.1 above as a special resolution (as defined in the Second Schedule to this Deed), the Trustee shall be obliged, within a reasonable time, to make the entire unpaid balance of the Debentures immediately due and payable.

7.3.3
A copy of the notice calling such meeting shall be sent by the party calling the meeting to the Company and to the Trustee immediately upon publication of the notice, and shall constitute prior written warning notice to the Company about the intention to act as aforesaid.

7.3.4
A debenture holder or the Trustee, as the case may be, who calls the meeting will be entitled, in his or its discretion, to shorten the aforesaid 30 day period (mentioned in Clause 7.3.1 above) in the event that the party calling the meeting is of the opinion that any delay in making the Company’s debt payable endangers the rights of the debenture holders, but under no circumstances shall the aforesaid period be shortened to less than 7 days.

7.3.5
The Trustee, after it becomes aware of the fact, shall be responsible for reporting to the debenture holders about the occurrence of any of the events mentioned in Clauses 7.1.12 to 7.1.13 above (inclusive), whether on the strength of public announcements the Company has published or in accordance with a notice the Company has sent to it in accordance with the provisions of Clause 22 below, shortly after this has been brought to its notice and/or has been delivered to it.

8.	Claims and proceedings by the Trustee

8.1
In addition to any other provision in this deed, the Trustee will be entitled as a matter of right and independent authority, in its discretion, and it will be obliged to do so by any special resolution passed at a meeting of the debenture holders, and without giving additional notice to the Company, to take all such proceedings, including legal proceedings as it sees fit and subject to the provisions of any law, for purposes of enforcing the Company’s obligations pursuant to this Deed, for purposes of exercising the rights of the debenture holders and protecting their rights under this Deed.  The Trustee will be entitled to commence legal and/or other proceedings also if the Debentures have not been made immediately due and payable, in order to protect the rights of the debenture holders and subject to any law.  Notwithstanding the contents of this clause, a right to make the Debentures immediately due and payable shall only arise in accordance with the provisions of Clause 7 above and not on the strength of this clause.

8.2
The Trustee will be entitled, subject to any special resolution of the debenture holders as aforesaid, to waive the compliance with such obligations of the Company, in whole or in part, on such conditions as it shall deem fit.

8.3
The Trustee may, in its sole discretion and without the necessity for giving notice to the Company, apply to the appropriate court with an application for instructions on any matter connected with and/or arising from this Deed.

8.4
Subject to the provisions of this Deed, the Trustee is entitled, but not obliged, to convene a general meeting of the debenture holders at any time in order to consider and/or to obtain its instructions on any matter pertaining to this Deed and it may reconvene such meeting.

8.5
The Trustee may, in its sole discretion, delay the performance of any act by it in accordance with this Deed, for purposes of referring to a meeting of debenture holders and/or to the court, until such time as it receives instructions from the meeting of debenture holders and/or the instructions of the court on how to act.  Notwithstanding the foregoing, the Trustee is not entitled to delay proceedings for making the Debentures immediately due and payable which were decided upon by a meeting of the debenture holders in accordance with the provisions of Clauses 7.2 or 7.3 above.

8.6
For the avoidance of doubt it is hereby clarified that none of the provisions set forth above shall prejudice and/or derogate from the Trustee’s right which is hereby conferred on it to apply to judicial instances, in its sole discretion, even before the Debentures are made immediately due and payable, for purposes of the grant of any order in regard to the affairs of the trust.

9.	Distribution of receipts

All the receipts that will be received by the Trustee in any manner, including, without limitation, as a result of proceedings it may take, if any, against the Company, shall be held by it in trust and shall serve in its hands for the following objectives according to the order of priorities set forth below:

Firstly for liquidating the expenses, payments, levies and undertakings the Trustee has incurred, or were imposed on it, or which were caused due to or as a result of actions for performing the trust or otherwise in connection with the conditions of this Deed, including its remuneration (on condition that the Trustee shall not receive double remuneration both from the Company and from the debenture holders).  Secondly – in order to pay the debenture holders the arrear interest due to them pursuant to the conditions of the Debentures and subject to the conditions of indexation contained in the Debentures pari passu and pro rata to the amount of interest in arrears which is due to each of them, without any preference or prior right for any of them; thirdly – in order to pay the debenture holders the amounts of principal and/or arrears on principal which are due to them in accordance with the Debentures held by them, pari passu and subject to the conditions of indexation contained in the Debentures, whether or not the time for payment of the amounts of principal has arrived and pro rata to the amounts that are due to them, without any preference in connection with the precedence in the time of issue by the Company of the Debentures or otherwise, and the balance, if any, shall be paid by the Trustee to the Company or its successors-in-title.

Payment by the Trustee of the amounts to the debenture holders is subject to the rights of other creditors of the Company, if there are such.

9A.	Power to demand payment to the holders through the Trustee

The Trustee, in its sole discretion and without the necessity for giving any explanation or grounds, may instruct the Company in writing (“Notice”) to transfer to the Trustee, to the credit of such account as it shall direct, any payment the Company owes to the holders, one banking business day before the intended date of payment.  The Company is not entitled to refuse to act in accordance with such notice and the Company shall be deemed to have fulfilled its obligation to the holders if it proves that it transferred the full amount of the debt the due date for which has fallen to the credit of the account the details of which were specified in the Notice.  The Trustee will be entitled to set off any amount the Company owes and/or the holders owe to the Trustee (whether as payment on account of remuneration or as a reimbursement of expenses) in accordance with the Trustee’s rights to receive such amounts pursuant to this Deed of Trust, and it may do so without the necessity for a resolution of a meeting of holders and/or the consent of the Company, on condition that the Trustee notifies the holders and the Company by way of notice in writing which the Company shall publish on the Magna and the Maya system.

10.	Power to withhold distribution of money

10.1
Notwithstanding the contents of Clause 9 above, if the monetary amount that is received as a result of the taking of the aforesaid steps which is available for distribution at any time, as stated in that clause, is less than the rate of interest in respect of the unpaid balance of the principal of the Debentures and the interest, subject to the conditions of indexation of the Debentures of the relevant series, the Trustee will be not obliged to distribute same and it will be entitled to invest such amount, in whole or in part, in investments which are permitted according to this Deed, and to vary and replace such investment from time to time with other permitted investments, as it sees fit.

10.2
When the aforesaid investments, together with the profits thereon and together with additional moneys which are received by the Trustee for purposes of payment thereof to the debenture holders, if any, reach the amount specified in Clause 10.1 above, the Trustee shall pay same to the debenture holders as stated in Clause 9 above.

11.	Notice regarding distribution and deposit with the Trustee

The Trustee shall notify the debenture holders about the day and the place on which any of the payments mentioned in Clauses 9 and 10 above will be made, by way of prior notice of 14 days which shall be delivered in the manner stipulated in Clause 22 below.

After the date fixed in the notice the debenture holders will be entitled to interest in respect of the Debentures at the rate specified in the Debentures, only on the balance of the amount of the principal (if any), after deduction of the amount which has been paid or which was offered to them for payment as aforesaid.

12.	Failure to make payment for a reason over which the Company has no control

12.1
Any amount that is due to a debenture holder which has not been paid in practice for a reason that is not dependent on the Company, at a time the Company was prepared to make payment thereof, shall cease to bear interest and indexation differences from the date specified for the payment thereof, and the debenture holder will only be entitled to those amounts to which he was entitled at the date specified for the effecting of such payment on account of the principal, the indexation differences or the interest.

12.2
The Company shall deposit with the Trustee, not later than 14 business days from the date specified for such payment, the amount of the payment which was not paid for a reason that was not dependent on the Company, and such deposit shall be deemed to be liquidation of such payment, and in the case of liquidation of everything due in respect of the Debenture, also as redemption of the Debenture.

12.3
The Trustee shall deposit any such amount at a bank to the credit of those account owners and shall invest such amounts in investments that are permitted to it in accordance with the Deed of Trust, which are securities of the State of Israel and other securities in which the laws of the State of Israel allow the investment of trust moneys, all as the Trustee shall see fit and subject to the provisions of the law.  Where the Trustee has done so, it will not be liable to the entitled persons in respect of such amounts, except the proceeds that will be received from realization of investments, less the expenses, commissions and compulsory payment, if any, connected with the aforesaid investment in the management of the trust account, less its remuneration.

12.4
Out of those moneys that were deposited as aforesaid, less all the expenses, commissions, compulsory payments and its remuneration, the Trustee shall transfer to every debenture holder for whom amounts and/or moneys that are due to the debenture holders have been deposited with the Trustee, and shall do so against presentation of such proof as may be demanded by the Trustee to its full satisfaction.

13.	Presentation of Debenture to the Trustee and registration in connection with partial payment

13.1
A debenture holder will be obliged, at the time of payment of any interest or partial payment of principal, interest and indexation differences pursuant to Clauses 9, 10 and 11 above, to present to the Trustee the Debenture in respect of which the payments are being made.

13.2	The Trustee shall record a note on the Debenture regarding the amounts that have been paid as aforesaid and the date of payment thereof.

13.3
The Trustee will be entitled in any special situation, in its discretion, to waive the presentation of the Debenture after a deed of indemnity and/or adequate guarantee to its satisfaction has been given to it in respect of damage likely to be caused due to the non-recording of such note, all as it shall see fit.

13.4	Notwithstanding the foregoing, the Trustee may, in its discretion, maintain records in another manner with regard to such partial payments.

14.	The Company’s obligations to the Trustee

The Company hereby undertakes to the Trustee and the debenture holders that so long as the Debentures (including the indexation differences thereon) have not been paid, as follows:

14.1
To notify the Trustee immediately and in writing in regard to the Company’s reasonable fear that all or any of the events mentioned in Clause 7.1 above are likely to occur and in regard to the occurrence of all or any of the events mentioned in Clause 7.1 above.

14.2	Not later than the end of 30 days from the date of this Deed of Trust to deliver to the Trustee an amortization table in an Excel file for payment of the Debentures (principal and interest).

14.3
To notify the Trustee in writing within 4 business days about the effecting of any payment to the debenture holders and in regard to the balance of the amounts the Company owes at that time to the debenture holders after the effecting of the aforesaid payment.

14.4	To continue to manage and operate the business of the Company in a regular, proper and efficient manner.

14.5
Not later than the date specified for the publication thereof, to deliver the Company’s consolidated audited financial statements for the financial year ended on December 31, of the preceding year and periodic reports to the Trustee.

14.6
Not later than the date specified for the publication thereof, to deliver the Company’s consolidated interim financial statements and any quarterly statement accompanied by a review report from an accountant in relation thereto to the Trustee.

14.7
To deliver to the Trustee, immediately upon the delivery thereof, any report it is obliged to submit to the Securities Authority.  Any report that may be published by the Company on the Magna system (including financial statements) shall be deemed to be actual delivery to the Trustee in accordance with this clause.

14.8
Each December 31 of every year, and so long as this Deed is in force, the Company shall furnish the Trustee with a certificate signed by the chairman of the board of directors or the CEO of the Company to the effect that, to the best of his or their knowledge, as the case may be, in the period from the date of the Deed and/or from the date of the previous certificate that was delivered to the Trustee, whichever is the later, and up to the date of giving of the certificate, there has been no breach of this Deed by the Company (including a breach of conditions of the Debenture) unless otherwise expressly stated.

14.9
To cause a situation that the Company’s accountant will, within a reasonable time, provide the Trustee and/or such persons as the Trustee shall direct, with any explanation, document, calculation or information concerning the Company, its business and/or its assets that may be reasonably required, in the Trustee’s discretion, for purposes of examinations that are performed by the Trustee for purposes of protecting holders of the Debentures that have been issued in accordance with the shelf offering report.

14.10	To maintain proper books of account in accordance with accepted accounting principles.

14.11
The Trustee, by its signing this Deed of Trust, undertakes to keep all information given as aforesaid confidential.  It is clarified that the passing on of information to the debenture holders for purposes of passing a resolution relating to their rights pursuant to the Debenture or for purposes of providing a report regarding the condition of the Company, does not constitute a breach of the Trustee’s confidentiality undertaking.

14.12
To notify the Trustee, immediately it becomes aware thereof, in regard to any event in which an attachment has been imposed on its assets, in whole or in part, and also in every case in which a receiver has been appointed for its assets, in whole or in part, and immediately and at its expense to take all the reasonable steps necessary for the removal of such attachment or setting aside of the receivership.

14.13
To give the Trustee notice of all its general meetings (whether to annual general meetings or to special general meetings of the shareholders of the Company) without conferring a right on the Trustee to vote at such meetings.

14.14
To deliver to the Trustee, upon its written request, a certificate in writing signed by the Company’s auditor that all the payments to the debenture holders were paid on due date, and the balance of the par value of the Debentures that are in circulation.

14.15
A copy of every document the Company sends to its shareholders or to debenture holders and any additional information in accordance with the Trustee’s reasonable demand which is necessary for fulfilling the Trustee’s function of protecting the rights of the debenture holders.

14.16
To deliver to the Trustee, upon its demand, an affidavit and/or declarations and/or documents and/or particulars and/or information, as may be demanded by the Trustee, in its sole discretion, for the exercise and implementation of the powers, authorities and permissions of the Trustee and/or its representatives in accordance with the Deed of Trust.

15.	Additional obligations

After the Debentures have been made immediately due and payable, as defined in Clause 7 above, the Company shall from time to time and at any time that it is called upon to do so by the Trustee, perform all the reasonable operations in order to allow for and to enable the exercise of all the powers conferred on the Trustee, and in particular the Company shall perform the following acts:

15.1
It shall make the declarations and/or sign all the documents and/or shall perform and/or cause the performance of all the requisite and/or necessary acts in accordance with the law for giving validity to the exercise of the powers, authorities and permissions of the Trustee and/or its representatives.

15.2	It shall give all the notices, the orders and instructions which the Trustee may deem to be beneficial and may demand.

15.3
For purposes of this clause – a notice in writing signed by the Trustee confirming that an act demanded by it, in the scope of its powers and authorities, is a reasonable act, shall constitute prima facie evidence of the fact.

16.	Other agreements

Subject to the provisions of the law and the restrictions that are imposed by law on the Trustee, the fulfilling of its function as trustee, in accordance with this Deed, or its status as a trustee, shall not prevent it from entering into various contracts with the Company or from executing transactions with it in the ordinary course of the Trustee’s business.

17.	Reporting by the Trustee

Not later than the end of 3 months from the end of each year of the trust the Trustee shall draw up an annual report regarding the affairs of the trust (hereinafter: “the Annual Report”).

The Annual Report shall contain details on the following subjects:

17.1	Current particulars regarding the course of business of the trust in the preceding year.

17.2	A report on exceptional events in connection with the trust which occurred during the course of the preceding year.

The debenture holders will be entitled to peruse the annual report at the Trustee’s offices during working hours and will be entitled to receive a copy of the report in accordance with a demand.  A copy of the report shall be furnished to the Company simultaneous with its being made available for perusal of the debenture holders.

The Trustee shall give the debenture holders notice regarding the time of submission of the report, in the manner stated in Clause 22 below.  If the Trustee becomes aware of a material breach of this Deed by the Company, it shall notify the debenture holders about the breach and about the steps it has taken to prevent the breach or for the fulfillment of the Company’s obligations, as the case may be.

18.	Remuneration and cover of the Trustee’s expenses

The Trustee’s remuneration is in accordance with an agreement between it and the Company from the date of this Deed.

19.	Special powers

19.1
The Trustee will be entitled to lodge all the deeds and documents which evidence, represent or specify its right in connection with any asset which is for the time being in its possession, in a safe and/or at another place it may choose, with any banker and/or any banking corporation and/or with an attorney.  Where the Trustee has done so, it will not be liable in respect of any loss that may be caused in connection with such deposit, unless the Trustee acted negligently or maliciously.

19.2
The Trustee may, in the scope of performing the affairs of the trust pursuant to this Deed, requisition an opinion and/or advice of any attorney, accountant, appraiser, valuer, surveyor, real estate agent or other expert, and will be entitled to act in accordance with the conclusions thereof, whether such opinion and/or advice was prepared at the request of the Trustee and/or by the Company.  The Trustee will not be liable for any loss or damage that may be caused as a result of any act and/or omission committed by it on the strength of such advice or opinion, unless the Trustee acted negligently or maliciously.

19.3
Any such advice and/or opinion may be given, sent or received by way of letter, telegram, facsimile and/or any other electronic means for the transfer of information, and the Trustee will not be liable in respect of acts it performed on the strength of advice and/or an opinion and/or information transmitted in one of the ways mentioned above, notwithstanding that errors were made in it and/or that they were not authentic, unless the Trustee acted negligently or maliciously.

19.4
In a case in which the Trustee receives a certificate signed by the Company through two directors of the Company and/or an assessment confirming that in their opinion a transaction, step, operation or anything else being done or intended to be done by the Company are desirable and are for the benefit of the Company, this shall constitute sufficient proof that the transaction, step, operation or thing are indeed desirable and for the Company’s benefit.  Where the Trustee has acted in reliance on such certificate, it will not be liable for any damage and/or loss that may be caused as a consequence of such step, operation and/or thing, unless the Trustee acted negligently or maliciously.

19.5
Subject to the provisions of this Deed, the Trustee shall be entitled, but not obliged, to call a general meeting of debenture holders at any time in order to consider and discuss and/or to obtain its instructions on any matter pertaining to this Deed, and it may reconvene such meeting.

19.6
The Trustee shall not be obliged to give notice to any party about the signing of this Deed and it is not entitled to interfere in any way in the conduct and management of the Company’s business or its affairs, except in accordance with the powers and authorities conferred on the Trustee pursuant to this Deed.

19.7
In performing the trust The Trustee shall exercise the powers, permissions and authorities that have been conferred on it under this Deed, in its absolute discretion, and it will not be liable for any damage that may be caused as a result of an error in such discretion, unless the Trustee acted negligently or maliciously.

20.	Trustee’s power to employ agents

The Trustee will be entitled to appoint an agent/s to act in its stead, whether an attorney or other person, in order to carry out or to participate in the performance of special operations that require to be performed in connection with the trust, and without derogating from the generality of the foregoing, the taking of legal proceedings.  The Trustee shall further be entitled to make payment at the Company’s expense of the reasonable fees of any such agent, and the Company shall refund any such expense to the Trustee immediately upon its first demand, on condition that the Trustee gave the Company advance notice regarding the appointment of such agents.

The Trustee may at any time delegate the trusts, powers, permissions and authorities granted to it under this Deed of Trust, in whole or in part, to another person or to other persons, and any such delegation shall be made according to the conditions and instructions (including permission to the agent to appoint an agent) which the Trustee deems to be conducive, but the delegation of powers as aforesaid shall not release the Trustee from any liability that would have been imposed on it had it not been for the delegation of powers.

21.	Indemnification of the Trustee

21.1
The Trustee will be entitled to receive indemnity from the debenture holders or from the Company, as the case may be, in respect of reasonable expenses it has incurred and/or may incur in connection with the operations it has performed or is obliged to perform by virtue of its obligation pursuant to the terms and conditions of this Deed, and/or according to law and/or a directive of a competent authority and/or any statute and/or on a demand by the debenture holders and/or at the Company’s request, provided that:

21.1.1	The expenses in respect of liability for damage are reasonable.

21.1.2	The Trustee acted in good faith, and the act was performed in the scope of fulfilling its function.

421.2
Without prejudice to the rights to compensation and to indemnity granted to the Trustee according to the law and/or without prejudice to the commitments of the Company and/or the debenture holders in accordance with this Deed, the Trustee, its attorney, manager, agent or other person appointed by the Trustee in accordance with this Deed, will be entitled to receive indemnity out of the moneys that will be received by the Trustee as a consequence of proceedings it has taken and/or otherwise in accordance with this Deed, with regard to the obligations they have assumed regarding the expenses that have been incurred in the course of performing the trust or in connection with such operations, which in their opinion were necessary for performing the matters aforesaid and/or in connection with the exercise of the powers and permissions conferred by virtue of this Deed and also in connection with all kinds of legal proceedings, opinions of attorneys and other experts, negotiations, discussions, expenses, claims and demands relating to any matter and/or thing that was done and/or was not done in any manner in relation to the foregoing, and the Trustee may withhold money in its possession and make payment out of such money of the requisite amounts for purposes of paying such indemnity.  All the aforesaid amounts will rank ahead of and prior to the debenture holders and subject to the provisions of any law, provided that the Trustee acted in good faith.

21.3
Wherever the Trustee is obliged pursuant to the terms and conditions of the Deed of Trust and/or according to law and/or a directive of a competent authority and/or any statute and/or upon a demand by the debenture holders and/or at the request of the Company, to perform any act, including, without limitation, the commencing of proceedings or the filing of claims on a demand by the debenture holders, as stated in the Deed of Trust, the Trustee will be entitled to refrain from taking any such action until it receives a deed of indemnity to its satisfaction from the debenture holders or any of them, and if the act is performed on a demand by the Company, from the Company, in respect of any liability for damage and/or for expenses that might be incurred by the Trustee and the Company or either of them, as a consequence of the performing of such act.  The Trustee’s power to refrain from such act shall not apply in circumstances where urgent action is necessary in order to prevent material prejudice to the rights of the debenture holders.

21.4
Notwithstanding the contents of this Clause 21 above (including the sub-clauses hereof), whenever the Trustee deems fit, for purposes of the protection and/or the realization of the rights of the debenture holders, and/or is obliged, according to the conditions of this Deed and/or according to law and/or a directive of a competent authority and/or any law and/or at the request of the Company and/or the debenture holders, to institute legal proceedings, the Company shall deposit with the Trustee an amount that will be fixed by the Trustee as the anticipated amount of the Trustee’s expenses in connection with such proceedings.  In the event that the Company does not deposit the aforesaid amount at the time it was requested by the Trustee to do so and/or where in the Trustee’s opinion there is doubt regarding the Company’s ability to cover the expenses connected with the taking of proceedings by the Trustee, the Trustee shall immediately call a meeting of debenture holders in order to confirm their liability for the cover of the expenses connected with the proceedings which the Trustee will take.  In a case in which the debenture holders refuse to bear the expenses connected with the taking of proceedings by the Trustee, there will be no obligation on the Trustee to take such proceedings.  It is hereby clarified that the agreement of the debenture holders as aforesaid does not release the Company from its obligations to bear and to cover all the expenses connected with the taking of such proceedings.  Likewise, all the moneys that will be received from proceedings for realization shall also serve for refund and cover of expenses which the debenture holders have undertaken to bear as aforesaid.

21.5
It is agreed that indemnity for the Trustee as set forth in this Clause 21 in respect of: (1) operations it has performed and/or has been called upon to perform by virtue of its obligation under the terms and conditions of the Deed of Trust or for purposes of protecting the rights of the debenture holders (including by virtue of a demand by a holder) – shall be borne and paid by the Company; (2) acts it has performed and/or has been called upon to perform at the request of the Company – shall be borne and paid by the Company; and (3) actions it has performed and/or has been called upon to perform on a request by the debenture holders (excluding acts as aforesaid that were taken on a demand by holders for purposes of protecting the rights of the debenture holders) – shall be borne and paid by the debenture holders.  It is further agreed that if there is an obligation for indemnity on the Company as aforesaid and the indemnification is not received from the Company within 60 days from the Trustee’s demand, the holders will be liable for the indemnity to the Trustee.  It is clarified that actual payment by the holders to the Trustee shall not derogate from the Company’s obligation to refund to the holders the amount that was paid in a situation in which it was obliged to make payment thereof in accordance with the provisions of this Deed.

22.	Notices

22.1	Any notice by the Company and/or the Trustee to the debenture holders shall be given as follows:

22.1.1
By reporting on the Magna system of the Securities Authority; (the Trustee may instruct the Company and the Company shall be obliged to report forthwith on the Magna system in the name and on behalf of the Trustee with respect to any report in the text as will be transmitted to the Company in writing by the Trustee); and also by way of:

22.1.2	A notice that shall be published in two widely circulating dailies that are published in Hebrew in Israel;

or

by sending a notice by registered mail to every registered holder of Debentures according to his last address as recorded in the register of debenture holders (in the case of joint holders – to the joint holder whose name stands first in the register).

Any notice that may be published or sent as aforesaid, will be deemed to have been delivered to the debenture holder on the date of publication thereof as aforesaid or after three days from the date of posting thereof, as the case may be.

22.2
Any notice or demand by the Trustee to the Company may be given by way of letter to be sent by registered mail according to the address set forth in the Deed of Trust, or according to such other address of which the Company has given the Trustee written notice, or by the transmission thereof by facsimile or via a messenger, and any such notice or demand will be deemed to have been received by the Company: (1) in the case of posting by registered mail – after three business days from the date of delivery thereof to the post office; (2) in the case of transmission by facsimile (together with telephonic verification regarding the receipt thereof) – after one business day from the day of its transmission; (3) and in the case of it being sent via messenger – upon delivery thereof by the messenger to the addressee or upon it being offered for acceptance to the addressee, as the case may be.

22.3
Any notice or demand by the Company to the Trustee may be given by letter to be sent by registered mail according to the address set forth in the Deed of Trust, or according to such other address of which the Trustee has given the Company written notice, or by the transmission thereof by facsimile or via a messenger, and any such notice or demand shall be deemed to have been received by the Trustee: (1) in the case of posting by registered mail – after three business days from the date of delivery thereof to the post office; (2) in the case of transmission by facsimile (together with telephonic verification regarding the receipt thereof) – after one business day from the day of its transmission; (3) and in the case of it being sent via messenger – upon delivery thereof by the messenger to the addressee or upon it being offered to the addressee for acceptance, as the case may be.

22.4
Copies of notices and invitations to meeting that may be given by the Company and/or the Trustee to the debenture holders – shall also be sent by the Company in an immediate report, a copy of which shall be delivered to the Trustee.

23.	Waiver; compromise; and amendments to the terms and conditions of the Deed of Trust

23.1
Subject to the provisions of any law, the Trustee may from time to time and at any time, if it has been persuaded that this does not, in its opinion, constitute any form of prejudice to the rights of the debenture holders, waive any breach or non-fulfillment by the Company of any of the terms and conditions of this Deed.

23.2
Subject to the provisions of the law and with prior approval to be given by a general meeting of debenture holders of a particular class by a 75% majority of the persons participating in the vote, at which the holders of at least 50% of the balance of the par value of the Debentures of that series which are in circulation were personally present or represented by proxy, or at an adjourned meeting, at which the holders of at least 10% of the aforesaid balance were personally present or represented by proxy, the Trustee may, either before or after the principal of the Debentures becomes due for payment, compromise with the Company in connection with any right or claim of holders of the Debentures of that series and may agree with the Company on any arrangement in connection with its rights or the rights of holders of the Debentures of that series, including the waiving of any right or claim of the debenture holders against the Company in accordance with this Deed.  Where the Trustee has compromised with the Company after obtaining prior approval of the holders of the Debentures as aforesaid, the Trustee will be exempt and released from any liability in respect of such action.

23.3
Subject to the provisions of the law, the Trustee and the Company may, either before or after the principal of the Debentures becomes due for payment, alter the Deed of Trust (including an alteration to the terms and conditions of the Debentures) if one of the following conditions is fulfilled:

23.3.1	The Trustee has been persuaded that the alteration is not prejudicial to the debenture holders.

23.3.2
The debenture holders have agreed to the proposed alteration, by way of a special resolution passed at a general meeting of the debenture holders, at which the holders of at least 50% of the unpaid balance of the principal of the Debentures that are in circulation were personally present or represented by proxy, or at an adjourned meeting, at which the holders of at least 10% of the aforesaid balance were personally present or represented by proxy.

23.4	The Company shall lodge an immediate report in regard to any such alteration.

23.5	The general meetings mentioned in this clause above shall be called as stated in the Second Schedule to this Deed.

In every case of the exercise by the Trustee of its right pursuant to this clause above, the Trustee shall be entitled to demand from the debenture holders that they deliver to it or to the Company their certificates, for purposes of recording a note in regard to any compromise, waiver, alteration or amendment as aforesaid and upon the Trustee’s demand, the Company shall record such note on the certificates that will be delivered to it.

24.	Release

When it has been proved to the Trustee’s satisfaction that all the Debentures have been repaid, redeemed or when the Company deposits in trust with the Trustee amounts of money that will be sufficient for redemption, and where it has been proved to the Trustee’s satisfaction that all the obligations and the expenses that were incurred or caused by the Trustee in connection with this Deed and in accordance with its instructions have been paid in full, the Trustee will be obliged, upon the Company’s first demand, to deal with the moneys that were deposited in respect of the Debentures redemption of which was not demanded, in accordance with the terms and conditions stipulated in this Deed.

25.	Release

After it has been proved to the Trustee’s satisfaction that all the Debentures have been repaid, redeemed or after the Company has deposited amounts of money in trust with the Trustee which will be sufficient for redemption, and after it has been proved to the Trustee’s satisfaction that all the obligations and expenses that were incurred or caused by the Trustee in connection with this Deed and in accordance with the provisions hereof have been paid in full, the Trustee shall be obliged, upon the Company’s first demand, to act with the moneys that have been deposited in respect of Debentures the redemption of which was not demanded, in accordance with the conditions stipulated in this Deed.

25.	Appointment of new Trustee and termination of its office as trustee

25.1
The provisions of the law will apply to the holding of office by the Trustee and the expiration thereof and to the appointment of a new trustee.  Subject to the provisions of the law, the Trustee and any trustee who replaces it shall be entitled to resign from their positions as trustees after giving the Company three (3) months written notice in which the reasons for the resignation shall be specified.

The resignation shall come into force only after confirmation by the court and from the day fixed for this in the confirmation.  In the case of such resignation or in the event of the expiration of the Trustee’s term of office, the court may appoint another trustee in place of the Trustee, for such period and on such conditions as it sees fit.

25.2
According to the provisions of the Deed of Trust, where the Trustee or any trustee who replaces it have acted in this way, they will not be responsible for expenses or losses that may be caused as a result of their resignation.

25.3	The court may dismiss a trustee if it has not fulfilled its function properly or if the court has found another reason for its dismissal.

25.4
The holders of ten percent of the unpaid balance of the Debentures and/or the Company shall be entitled to convene a general meeting of holders of debenture certificates.  Any meeting that is convened as aforesaid shall be entitled to decide, according to the vote of the holders of at least fifty percent of the unpaid balance of the Debentures, on the removal of the Trustee from its office.

25.5	The Securities Authority is entitled to apply to the court with an application to terminate the Trustee’s term of office, in accordance with Section 35N of the Law.

25.6	The Trustee and the Company shall lodge an immediate report with the Securities Authority regarding any event as mentioned above in this clause, in connection with the Trustee’s term of office.

25.7
Where the Trustee’s term of office has expired, the court may appoint another trustee for such period and on such conditions as it sees fit.  The Trustee whose term of office has expired shall continue to serve in its function until the appointment of such other trustee.

25.8
Every new trustee will have the same powers, authorities and other permissions and may act in all senses as if it was appointed as a trustee from the outset, subject to the provisions of Section 35N of the Law.

26.	Meetings of debenture holders

Meetings of debenture holders shall be conducted in the manner stated in the Second Schedule to this Deed.

27.	Investment of money

All the moneys which the Trustee is entitled to invest in accordance with this Deed shall be invested by it at a bank/s in its name or to its order, in investments in which the laws of the State of Israel allow the investment of trust moneys and as it deems conducive, all subject to the terms and conditions of this Deed of Trust, provided that every investment in securities shall be in securities that have been rated with a rating of not less than AA.  Where the Trustee has done so, it will not be liable to the entitled persons in respect of those amounts, but only the proceeds which will be received from the realization of the investments, less the expenses connected with the aforesaid investment and the maintaining of the trust accounts, the commissions and less the compulsory payments that are imposed on the trust account.  The Trustee shall transfer out of such moneys amounts to the debenture holders who are entitled thereto, and shall do so as soon as possible after proof and confirmations have been furnished to the Trustee regarding their right to such amounts, to the Trustee’s full satisfaction, and less its expenses and commission at a rate that shall be acceptable to it at such time.

28.	Governing law

The Debentures are subject to the provisions of the Israeli law.  On any matter which has not been mentioned in this Deed and also in any instance of a conflict between the provisions of the law and this Deed, the parties will act in accordance with the provisions of the Israeli law.  In every case of a conflict between the provisions described in the Prospectus and/or in the shelf offering report in connection with this Deed and/or the Debentures, the provisions of this Deed shall prevail.

29.	Addresses

The Debentures are subject to the provisions of the Israeli law.  On any matter that has not been mentioned in this Deed and also in any case of a conflict between the provisions of the law and this Deed, the parties will act in accordance with the Israeli law.

30.	General

Without derogating from the other provisions of this Deed and of the Debenture, any waiver, extension of time, indulgence, silence, failure to take action (“Waiver”) on the part of the Trustee in regard to non-fulfillment or partial fulfillment or improper fulfillment of any of the obligations to the Trustee under this Deed and the Debenture, will not be deemed to be a waiver on the part of the Trustee of any right, but as limited acquiescence to the particular instance in which it was given.  Without derogating from the other provisions of this Deed and the Debenture, any alteration to the obligations to the Trustee necessitates the obtaining of the Trustee’s prior written consent.  Any other consent, whether verbal or by way of waiver and failure to take action or in any other manner that is not in writing, will not be deemed to be consent at all.  The Trustee’s rights under this Agreement are independent of one another, and are in addition to any right which exists and/or which may exist for the Trustee according to law and/or agreement (including this Deed and the Debenture).

31.	Authorization for Magna

In accordance with the provisions of the Securities Regulations (Electronic Signature and Reporting), 5763-2003, the Trustee hereby gives approval to the authorized entity on behalf of the Company to report electronically to the Securities Authority in regard to this Deed of Trust.

In witness whereof the parties have hereunto signed

/s/	/s/ David Weissman, Zeev Stein
Hermetic Trust (1973) Ltd.	Blue Square Real Estate Ltd.

I the undersigned, Meirav Tamir, Adv., certify that this Deed of Trust was signed through Mr. David Weisman and Mr. Zeev Stein and their signature binds Blue Square Real Estate Ltd. in connection with this Deed of Trust.

/s/ Meirav Tamir
Meirav Tamir, Adv.
Lic. No. 32164
2 Ha’amal St., Rosh Ha’ayin 48092

ADDENDUM TO DEED OF TRUST DATED MAY 20, 2009
entered into at Tel Aviv on the 18th day of October 2009

Between:
BLUE SQUARE REAL ESTATE LTD.
of 2 Ha’amal Street, Rosh Ha’ayin
Telephone: 03-9282670/1
Fax: 03-9282498
(hereinafter: “the Company”)
of the one part;

And:
HERMETIC TRUST (1975) LTD.
of 113 Hayarkon Street, Tel Aviv
Telephone: 03-5272272
Fax: 03-5271736
(hereinafter:  “the Trustee”)
of the other part;

WHEREAS
On May 20, 2009 the Company and the Trustee signed a deed of trust in connection with the Shelf Prospectus the Company published on May 20, 2009 (hereinafter: “the Deed of Trust”), pursuant to which the Company is entitled, inter alia, to issue Debentures (Series C) of the Company (hereinafter: “Debentures (Series C)”); and

WHEREAS
The Company intends publishing a shelf offering report in accordance with the Shelf Prospectus, pursuant to which the Company will for the first time offer Debentures (Series C) (hereinafter: “the Shelf Offering Report”); and

WHEREAS	On October 7, 2009 Midroog Ltd. gave notice of having fixed a A1 rating for the Company’s new series of debentures to an extent of up to NIS 300,000,000; and

WHEREAS	On October 7, 2009 Standard & Poor’s Maalot gave notice of having fixed a A+/negative rating for the Company’s new series of debentures to an extent of up NIS 300,000,000; and

WHEREAS
As an integral part of the Deed of Trust the parties hereby agree to make alterations in the Deed of Trust which will apply in connection with Debentures (Series C), as described below in this Addendum;

Now therefore it is agreed, declared and stipulated by the parties as follows:

1.
It is hereby clarified, agreed and declared that to the extent that any of the provisions of the Deed of Trust have not been expressly altered, those provisions will apply in full and will bind the parties in all respects.

2.
It is agreed that to the extent that the meaning of terms and expressions in the Deed of Trust or any of them have not been expressly altered in this Addendum, the meaning of the aforesaid terms and expressions will be the same meaning as accorded to them in the Deed of Trust.

3.	In the Deed of Trust, in connection with Debentures (Series C) only, the following alterations will apply:

3.1	In Clause 4 of the Deed of Trust, after the words “the interest”, the following words will be added: “(including penalty interest, if same applies)”.

3.2	In Clause 7 of the Deed of Trust (immediate payment), the following changes and additions will be made:

3.2.1	In Clause 7.1.1 of the Deed of Trust, instead of: “30 days” there shall be inserted: “21 days”.

3.2.2	Clause 7.1.14 shall be added to the Deed of Trust, as follows:

“7.1.14
If the Debentures (Series C) cease to be rated by any rating company, solely for a reason dependent on the Company, and this is not rectified within 60 business days.  For the removal of doubt it is clarified that if the Debentures (Series C) are rated by a number of rating companies, then for purposes of this clause “cessation of rating” means “cessation of rating by all the rating companies.”

3.3	In Clause 14 of the Deed of Trust (the Company’s obligations to the Trustee) Clauses 14.17 and 14.18 will be added as follows:

“14.17
Even if the Company ceases to be a reporting corporation, the Company shall continue to deliver quarterly and annual financial statements to the Trustee at the times at which a reporting corporation publishes same until the final and absolute repayment of the Debentures (Series C).

14.18
Solely if this is dependent on the Company, the Company shall cause a situation that the Debentures (Series C) will continue to be rated by any rating company until a final and absolute repayment of the Debentures (Series C).”

3.4	In Clause 21 of the Deed of Trust, the following alterations and additions will be made:

3.4.1	Clause 21.1.2 of the Deed of Trust after the words: “in good faith”, the words “was not negligent” shall be inserted.

3.4.2	In Clause 21.2 of the Deed of Trust, wherever the word “expenses” appears the word: “reasonable” shall be added ahead of it.

3.4.3
In Clause 21.5 of the Deed of Trust, at the end of the clause before the period the following words will be added: “and in such case, the Trustee will be obliged to address a demand to the Company for reimbursement of this amount”.

3.5	In Clause 23.3 of the Deed of Trust, the following paragraph will be added at the end thereof:

“It is clarified that a reduction in the rate of interest specified in the debenture, a change in the times of payment of the principal and the interest, the deletion of any of the grounds enumerated in Clause 7 of this deed, or the deletion of any of the reports according to this deed which the Company has undertaken to send to the Trustee – will be capable of being changed only if the provisions specified in Clause 23.3.2 above have been fulfilled”.

3.6
In Clause 27 of the Deed of Trust, instead of: “at the bank/s” there shall be substituted: “at one of the five largest banks”, and instead of: “provided that any investment in securities shall be in securities that have been rated with a rating of not lower than a AA rating” there shall be inserted: “provided that any investment in securities shall be in government bonds and/or in bank deposits only.”

4.
It is clarified that the alterations in the Deed of Trust as set forth in this Addendum shall apply only in regard to the Debentures (Series C) and this Addendum does not make the conditions set forth in this Addendum applicable to other series of debentures the Company is entitled to offer pursuant to the Shelf Prospectus (that is to say, Debentures (Series D to H).

In witness whereof the parties have hereunto signed:

/s/	/s/ Dror Moran, Zeev Stein
Hermetic Trust (1975) Ltd.	Blue Square Real Estate Ltd.